April 25, 2008

Keith O`Connell, Esquire
Securities & Exchange Commission
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549

Re: T. Rowe Price Spectrum Fund, Inc. ("Registrant")
 consisting of the following series:
 Spectrum Growth Fund
 Spectrum Income Fund
 Spectrum International Fund
 File Nos.: 033-10992/811-4998

Dear Mr. O`Connell:

Pursuant to Section 6 of the Securities Act of 1933 and Section 8 of the Investment Company Act of 1940, as amended, we are hereby filing Post-Effective Amendment No. 23 to the Registrant`s Registration Statement on Form N-1A.

This filing submitted pursuant to Rule 485(b) will serve as our annual update for this Registrant and will go effective automatically on May 1, 2008. All changes from the previous amendment are redlined.

Please contact me at 410-345-4981, or in my absence, Forrest R. Foss at 410-345-6601, if we may be of further assistance.

Sincerely,
/s/Tawanda L. Cottman
Tawanda L. Cottman